PROMISSORY NOTE

$155,166,195 (RMB 956,615,110)	June 19, 2013
Fuzhou, PRC

For value received, PINGTAN MARINE ENTERPRISE LTD., a company incorporated under the laws of the Cayman Islands (the “Company”), promises to pay to FUZHOU HONGLONG OCEAN FISHERY CO., LTD., a company incorporated under the laws of China (the “Holder”), or its registered assigns, in lawful money of the United States of America the principal sum of One Hundred Fifty-Five Million One Hundred Sixty-Six Thousand One Hundred Ninety-Five Dollars ($155,166,195). Interest shall accrue from the date of this unsecured promissory note (this “Note”) on the unpaid principal amount at a rate equal to four percent (4.0%) per annum, simple interest. This Note is subject to the following terms and conditions:

1.                  Payments; Principal and Interest. All outstanding and unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on June 19, 2015 (the “Maturity Date”). All interest shall accrue and be payable on the Maturity Date. This Note may be prepaid, in whole or in part, without penalty.

2.                  Events of Default. Promptly following the Company becoming aware of an occurrence of any Event of Default, the Company shall furnish to the Holder written notice of the occurrence thereof. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)                Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment on any due date hereunder or (ii) any other payment required under the terms of this Note within fifteen (15) days after written demand therefore; or

(b)               Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), or (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c)                Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be challenged, dismissed or discharged within thirty (30) days of commencement; or

(d)               Dissolution; Liquidation. The dissolution, liquidation, winding up of the Company.

3.                  Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company, except for transfers to affiliates. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

4.                  Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

5.                  Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

6.                  Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 6 shall be binding upon the Company, the Holder and each transferee of the Note.

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The Company has caused this Note to be issued as of the date first written above.

COMPANY:

PINGTAN MARINE ENTERPRISE LTD.,
a company incorporated under the laws of the Cayman Islands

By:	/s/ Xinrong Zhuo
Name:	Xinrong Zhuo
Title:	Chief Executive Officer

Address:	18/F, Zhongshan Building A
No. 154 Hudong Road
Fuzhou, PRC 350001

AGREED TO AND ACCEPTED:

Fuzhou Honglong Ocean Fishery Co., Ltd
a company incorporated under the laws of China

By:	/s/ Tiqi Gao
Name:	Tiqi Gao
Title:	Legal Representative

Address:	Floor 17th , Fujian Galaxy Garden Hotel
#243 Wusi Road
Fuzhou, PRC 350001

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